Exhibit 99.1

January 26, 2016	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart Appoints MaryAnne Morin as President

Hunt Hawkins Named Chief Executive Officer

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) (the “Company”) today announced the appointment of MaryAnne Morin as President with responsibility for merchandising and marketing. The Company also announced that D. Hunt Hawkins, previously the company’s Interim Chief Executive Officer, has been named Chief Executive Officer effective January 24, 2017.

Ms. Morin will have responsibility for Stein Mart’s merchandising, planning, marketing and advertising, and eCommerce organizations when she assumes her new position on February 6. Ms. Morin has extensive merchandising experience, most recently as Chief Merchant, Executive Vice President of Lord & Taylor and Hudson’s Bay. She previously held several leadership positions within Lord & Taylor and Hudson’s Bay including Executive Vice President, Merchandising which encompassed all digital categories, as well as Senior Vice President, General Merchandising Manager for several merchandising areas. She also served in various product development and merchandising roles at Macy’s Merchandising Group, The Echo Design Group and The May Company.

In connection with Ms. Morin’s arrival, Mr. Hawkins has been appointed Chief Executive Officer, effective January 24, 2017. He was named as the Company’s Interim Chief Executive Officer in September 2016 and previously served as Stein Mart’s President and Chief Operating Officer from 2014 to 2016 and Executive Vice President, Chief Operating Officer from 2011 to 2014.

“We’re delighted to welcome MaryAnne to Stein Mart,” said Mr. Hawkins. “With her extensive retail, omni-channel and product development experience, she will lead us in developing merchandise and marketing plans that will build our business by driving positive change and better engagement with our customers.”

“I am very excited to be joining the Stein Mart team. I have the greatest regard for what Jay Stein, Hunt Hawkins and their teams have accomplished. I look forward to being part of this organization,” said Ms. Morin.

About Stein Mart

Stein Mart, Inc. (NASDAQ: SMRT) is a national retailer offering designer and name-brand fashion, accessories and home decor at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. The Company currently operates 290 stores across 31 states. Stein Mart is adding new modern brands to its stores to offer discriminating shoppers even more of the fashion and savings they want. For more information, please visit www.steinmart.com.